CHAPMAN AND CUTLER
                     111 WEST MONROE STREET
                    CHICAGO, ILLINOIS  60603



                       September 30, 1998



Nike Securities L.P.
1001 Warrenville Road
Lisle, Illinois  60532

The Chase Manhattan Bank
4 New York Plaza, 6th Floor
New York, New York  10004-2703


     Re:                         FT 270

Gentlemen:

     We have acted as counsel for Nike Securities L.P., Depositor of FT 270 (the "Fund"), in connection with the issuance of units of fractional undivided interests in the Trusts of said Fund (the "Trusts"), under a Trust Agreement, dated September 30, 1998 (the "Indenture"), among Nike Securities L.P., as Depositor, The Chase Manhattan Bank, as Trustee and First Trust Advisors L.P., as Evaluator and Portfolio Supervisor.

     In this connection, we have examined the Registration Statement, the form of Prospectus proposed to be filed with the Securities and Exchange Commission, the Indenture and such other instruments and documents we have deemed pertinent. The opinions expressed herein assume that the Trusts will be administered, and investments by the Trusts from proceeds of subsequent deposits, if any, will be made, in accordance with the terms of the Indenture. Each Trust holds Equity Securities as such term is defined in the Prospectus. For purposes of this opinion, it is assumed that each Equity Security is equity for Federal income tax purposes.

     Based upon the foregoing and upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that, under existing federal income tax law:

      I. Each Trust is not an association taxable as a corporation for Federal income tax purposes, but will be governed by the provisions of subchapter J (relating to trusts) of Chapter 1, Internal Revenue Code of 1986 (the "Code"); each Unit holder will be considered the owner of a pro rata portion of each of the assets of a Trust, in the proportion that the number of Units held by him bears to the total number of Units outstanding; under Subpart E, Subchapter J of Chapter 1 of the Code, income of a Trust will be treated as income of the Unit holders in the proportion described above; and an item of Trust income will have the same character in the hands of a Unit holder as it would have in the hands of the Trustee. Each Unit holder will be considered to have received his pro rata share of income derived from each Trust asset when such income is considered to be received by the Trust. For Federal income tax purposes, a Unit holder's pro rata portion of distributions of cash or property by a corporation with respect to an Equity Security ("dividends" as defined by
Section 316 of the Code) are taxable as ordinary income to the extent of such corporation's current and accumulated "earnings and profits." A Unit holder's pro rata portion of dividends which exceeds such current and accumulated earnings and profits will first reduce a Unit holder's tax basis in such Equity Security, and to the extent that such dividends exceed a Unit holder's tax basis in such Equity Security, shall be treated as gain from the sale or exchange of property.

     II. The price a Unit holder pays for his Units generally including sales charges, is allocated among his pro rata portion of each Equity Security held by such Trust (in proportion to the fair market values thereof on the valuation date nearest the date the Unit holder purchases his Units), in order to determine his tax basis for his pro rata portion of each Equity Security held by such Trust.

    III. Gain or loss will be recognized to a Unit holder (subject to various nonrecognition provisions under the Code) upon redemption or sale of his Units, except to the extent an in kind distribution of stock is received by such Unit holder from the Trust as discussed below. Such gain or loss is measured by comparing the proceeds of such redemption or sale with the adjusted basis of his Units. Before adjustment, such basis would normally be cost if the Unit holder had acquired his Units by purchase. Such basis will be reduced, but not below zero, by the Unit holder's pro rata portion of dividends with respect to each Equity Security which is not taxable as ordinary income.

     IV. If the Trustee disposes of a Trust asset (whether by sale, exchange, liquidation, redemption, payment on maturity or otherwise) gain or loss will be recognized to the Unit holder (subject to various nonrecognition provisions under the Code) and the amount thereof will be measured by comparing the Unit holder's aliquot share of the total proceeds from the transaction with his basis for his fractional interest in the asset disposed of. Such basis is ascertained by apportioning the tax basis for his Units (as of the date on which his Units were acquired) among each of the Trust assets of such Trust (as of the date on which his Units were acquired) ratably according to their values as of the valuation date nearest the date on which he purchased such Units. A Unit holder's basis in his Units and of his fractional interest in each Trust asset must be reduced, but not below zero, by the Unit holder's pro rata portion of dividends with respect to each Equity Security which are not taxable as ordinary income.

      V. Under the Indenture, under certain circumstances, a Unit holder tendering Units for redemption may request an in kind distribution of Equity Securities upon the redemption of Units or upon the termination of a Trust. As previously discussed, prior to the redemption of Units or the termination of such Trust, a Unit holder is considered as owning a pro rata portion of each of the particular Trust's assets. The receipt of an in kind distribution will result in a Unit holder receiving an undivided interest in whole shares of stock and possibly cash. The potential federal income tax consequences which may occur under an in kind distribution with respect to each Equity Security owned by the Trust will depend upon whether or not a Unit holder receives cash in addition to Equity Securities. An "Equity Security" for this purpose is a particular class of stock issued by a particular corporation. A Unit holder will not recognize gain or loss if a Unit holder only receives Equity Securities in exchange for his or her pro rata portion of the Equity Securities held by a Trust. However, if a Unit holder also receives cash in exchange for a fractional share of an Equity Security held by a Trust, such Unit holder will generally recognize gain or loss based upon the difference between the amount of cash received by the Unit holder and his tax basis in such fractional share of an Equity Security held by a Trust. The total amount of taxable gains (or losses) recognized upon such redemption will generally equal the sum of the gain (or loss) recognized under the rules described above by the redeeming Unit holder with respect to each Equity Security owned by a Trust.

     A domestic corporation owning Units in a Trust may be eligible for the 70% dividends received deduction pursuant to section 243(a) of the Code with respect to such Unit holder's pro rata portion of dividends received by a Trust (to the extent such dividends are taxable as ordinary income, as discussed above, and are attibutable to domestic corporations), subject to the limitations imposed by Sections 246 and 246A of the Code.

     To the extent dividends received by a Trust are attributable to foreign corporations, a corporation that owns Units will not be entitled to the dividends received deduction with respect to its pro rata portion of such dividends since the dividends received deduction is generally available only with respect to dividends paid by domestic corporations.

     Section 67 of the Code provides that certain miscellaneous itemized deductions, such as investment expenses, tax return preparation fees and employee business expenses will be deductible by an individual only to the extent they exceed 2% of such individual's adjusted gross income. Unit holders may be required to treat some or all of the expenses of a Trust as miscellaneous itemized deductions subject to this limitation.

     A Unit holder will recognize taxable gain (or loss) when all or part of the pro rata interest in an Equity Security is either sold by the Trust or redeemed or when a Unit holder disposes of his Units in a taxable transaction, in each case for an amount greater (or less) than his tax basis therefor, subject to various nonrecognition provisions of the Code.

     It should be noted that payments to a Trust of dividends on Equity Securities that are attributable to foreign corporations may be subject to foreign withholding taxes and Unit holders should consult their tax advisers regarding the potential tax consequences relating to the payment of any such withholding taxes by a Trust. Any dividends withheld as a result thereof will nevertheless be treated as income to the Unit holders. Because under the grantor trust rules, an investor is deemed to have paid directly his share of foreign taxes that have been paid or accrued, if any, an investor may be entitled to a foreign tax credit or deduction for United States tax purposes with respect to such taxes. The Taxpayer Relief Act of 1997 imposes a required holding period for such credits.

     Any gain or loss recognized on a sale or exchange will, under current law, generally be capital gain or loss.

     The scope of this opinion is expressly limited to the matters set forth herein, and, except as expressly set forth above, we express no opinion with respect to any other taxes, including foreign, state or local taxes or collateral tax
consequences   with  respect  to  the  purchase,  ownership   and
disposition of Units.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-58671) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.
                                  Very truly yours,



                                  CHAPMAN AND CUTLER

EFF/erg